Exhibit 10.4

PROPERTY MANAGEMENT AND LEASING AGREEMENT

FOR

ETRE PROPERTY A-1, LLC

AT

1201 CONNECTICUT AVENUE, NW
WASHINGTON, DC 20036

TABLE OF Contents

                                                                                                                  PAGE

Article 1. DEFINITIONS		1
1.1	Definitions.	1
Article 2. TERM; TERMINATION		3
2.1	Initial Term.	3
2.2	Renewal Term.	4
2.3	Termination.	4
2.4	Bankruptcy Event.	4
2.5	Effect of Expiration or Termination.	5
2.6	Leasing Prospects.	5
Article 3. ENGAGEMENT OF MANAGER		6
3.1	Engagement of Manager.	6
3.2	Owner Information and Cooperation.	6
Article 4. MANAGEMENT RESPONSIBILITIES		6
4.1	Management.	6
4.2	Employees, Independent Contractor.	6
4.3	Schedule of Personnel.	7
4.4	Compliance with Laws, Agreements, Etc.	7
4.5	Compensation; Office Expenses.	8
4.6	Approved Budget.	9
4.7	Collection of Rents and Other Income.	9
4.8	Repairs.	9
4.9	Supplies.	10
4.1	Service Contracts.	10
4.11	Project Construction Management Services.	10
4.12	Taxes, Mortgages.	11
4.13	Advances.	11
4.14	Delegation.	11
Article 5. LEASING RESPONSIBILITIES		12
5.1	Engagement.	12
5.2	Execution of Leases.	12
5.3	Lease Forms.	12
5.4	Outside Brokers.	12
5.5	Advertising.	12
5.6	Leasing Expenses.	13
Article 6. INDEMNIFICATION; INSURANCE		13
6.1	Indemnification.	13
6.2	Notices.	13
6.3	Owner's Insurance.	14
6.4	Manager's Insurance.	14
6.5	Contractors' Insurance.	14
6.6	Waiver of Subrogation.	15
Article 7. FINANCIAL REPORTING AND RECORDKEEPING		15
7.1	Books of Accounts.	15
7.2	Financial Reports.	15
7.3	Supporting Documentation.	16
7.4	Accounting Principles.	16
Article 8. OWNER'S RIGHT TO AUDIT		16
8.1	Right to Audit.	16
8.2	Production of Documents.	17
Article 9. BANK ACCOUNTS		17
9.1	Operating Account.	17
9.2	Restricted Account.	17
9.3	Transfer of Funds.	17
9.4	Security Deposit Account.	18
9.5	Change of Banks.	18
Article 10. PAYMENT OF EXPENSES		18
10.1	Manager's Personnel Costs.	18
10.2	Costs Eligible for Payment from Operating Account.	19
10.3	Non-reimbursable Costs.	20
Article 11. INSUFFICIENT GROSS INCOME		21
11.1	Priorities.	21
11.2	Statement of Unpaid Items.	21
Article 12. SALE OF A PROPERTY		21
12.1	Cooperation with Sales Broker.	21
12.2	Cooperation with Owner.	21
12.3	Inquiries and Offers to Purchase Property.	21
Article 13. REPRESENTATIONS AND WARRANTIES		21
13.1	Representations and Warranties.	21
Article 14. NOTICES		23
14.1	Notices.	23
Article 15. GENERAL PROVISIONS		24
15.1	No Assignment.	24
15.2	Consents and Approvals.	24
15.3	Amendments.	24
15.4	Headings.	24
15.5	Complete Agreement.	24
15.6	Survival.	24
15.7	Payments.	24
15.8	No Third-Party Beneficiaries.	25
15.9	Confidentiality.	25
15.1	Press Releases.	25
15.11	Attorney's Fees; JURY WAIVER.	26
15.12	Non-Solicitation.	26
15.13	Limited Liability.	26
15.14	Force Majeure.	26
15.15	Governing Law.	26
15.16	Counterparts.	26

SCHEDULES

Schedule A – Legal Description

Schedule B – Schedule of Employees

Schedule C – Property Agreements

Schedule D – Owner Start Up Information

Schedule E – Compensation

Schedule F – Form of Lease

PROPERTY MANAGEMENT AND LEASING AGREEMENT

This PROPERTY MANAGEMENT AND LEASING AGREEMENT, dated this ___ day of May, 2014 (this "Agreement") by and between ETRE PROPERTY A-1, LLC, a Delaware limited liability company (hereinafter "Owner") and JONES LANG LASALLE AMERICAS, INC., a Maryland corporation (hereinafter "Manager").

RECITALS

A.        Owner owns certain real property (the "Real Property") located at 1201 Connecticut Avenue, NW, District of Columbia (the "District"), and described in Schedule A attached hereto and made a part hereof.

B.         Owner desires to engage Manager as Owner's exclusive property manager and leasing agent for the Real Property and the improvements thereon (the "Property") and in connection therewith to manage, operate, maintain and lease the Property as the sole and exclusive property manager and leasing agent having responsibility therefor, on the terms and conditions hereinafter set forth.

C.         Manager is in the business of managing and leasing of similar properties to the Property, and desires to accept such engagement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1.  DEFINITIONS

1.1              Definitions.  For all purposes of this Agreement, except as otherwise expressly provided:

"Agreement" shall have the meaning set forth in the preamble.

"Approved Operating Budget" shall have the meaning set forth in Section 4.6(b).

"Bank" shall have the meaning set forth in Section 9.2.

"Benefit Plans" shall have the meaning set forth in Section 10.1.

"Building Systems" shall mean the Property's mechanical, electrical, heating, ventilating and air conditioning systems, plumbing systems, sanitary systems, and sprinkler systems.

"Burden" shall have the meaning set forth in Section 10.1.

"Cash Management Agreement" shall have the meaning set forth in Section 9.2.

"Confidential Information" shall have the meaning set forth in Section 15.9(a).

"Control"  shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

"District" shall have the meaning set forth in the recitals.

"Effective Gross Income" shall mean, for any period, the aggregate amount of all revenues from the operation of the Property during such period including, without limitation, (i) rentals (including common area maintenance charges, escalation, percentage rent, if any) and any other fees and charges actually collected during such period pursuant to Leases, occupancies or other uses of the Property; (ii) security deposits forfeited by Tenants during such period; (iii) termination fees or other non-rental recoveries from Lease buyouts or legal actions during such period, (iv) vending machines and garage income during such period, if applicable; (v) proceeds from rental interruption insurance received during such period by Owner; (vi) net income actually received during such period from work orders, construction charges, supervisory, consent or approval charges and license and storage fees, as applicable; and (vii) all other net operating income actually received during such period for any services or products furnished or billed to Tenants or any other occupants of the Property.

"Force Majeure" shall have the meaning set forth in Section 15.14.

"Governmental Authority" shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, District, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.

"Hazardous Materials" shall include, without limitation, flammable, explosives, radioactive materials, asbestos, polychlorinated biphenyls, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any applicable Legal Requirement now or hereafter enacted or promulgated by any Governmental Authority, excluding normal business products used in non-reportable quantities and in accordance with applicable Legal Requirements.

"Identified Personnel" shall have the meaning set forth in Section 10.1.

"Lease" shall mean a lease between Owner (or Owner's predecessor) and the Tenant named therein covering the portion of the Property described therein.

"Leasing Commissions" shall have the meaning set forth in Section 4.5(a).

"Legal Requirement" shall have the meaning set forth in Section 4.4(a).

"Lender" shall have the meaning set forth in Section 9.2.

"Lists" shall mean the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders.

"Manager" shall have the meaning set forth in the preamble.

"Minimum Working Capital Amount" shall have the meaning set forth in Section 9.1.

"OFAC" shall mean the Office of Foreign Asset Control, Department of the Treasury.

"Operating Account" shall have the meaning set forth in Section 9.1.

"Operating Budget" shall have the meaning set forth in Section 4.6(a).

"Operational Standard" shall have the meaning set forth in Section 4.1(b).

"Order" shall mean Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001).

"Orders" shall mean, collectively, the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders in respect thereof.

"Outside Broker" shall mean a Person who is a real estate broker licensed by the District, including agents of Manager or affiliates of Manager, other than those individuals who comprise the project team responsible for leasing the Property.

"Outside Broker Agreement" shall have the meaning set forth in Section 5.4.

"Owner" shall have the meaning set forth in the preamble.

"Party" shall mean, as the context may require, Owner or Manager.

"Person" shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto.

"Property" shall have the meaning set forth in the recitals.

"Property Agreements" shall have the meaning set forth in Section 4.4(c).

"Prospective Tenant List" shall have the meaning set forth in Section 2.5(a)(ii)(E).

"Real Property" shall have the meaning set forth in the recitals.

"Related Party" shall mean, relative to any Person, (x) any other Person that, directly or indirectly, owns more than ten percent (10%) of such Person or is in Control of, is Controlled by or is under common Control with such Person or (y) any officer, director, employee or agent of a Person described in clause (x) of this definition.

"Renewal Term" shall have the meaning set forth in Section 2.2.

"Restricted Account" shall have the meaning assigned to such term in the Cash Management Agreement.

"Service Contracts" shall have the meaning set forth in Section 4.10.

"Services" shall have the meaning set forth in Section 10.1.

"Tenant" shall mean the Person named as such under any Lease.

"Term" shall have the meaning set forth in Section 2.1.

Article 2.  TERM; TERMINATION

2.1              Initial Term.  Manager's duties and responsibilities under this Agreement shall begin on the [_] day of May, 2014 and shall end on May [_], 2015 (the "Term"), unless sooner terminated as provided herein.

2.2              Renewal Term.  Unless written notice to the contrary is given by any Party hereunder not less than thirty (30) days prior to the end of the applicable expiration date of this Agreement, this Agreement shall automatically be renewed to the extent permitted by law for additional successive one (1) year terms (each such renewal term, a "Renewal Term") on its then existing terms and conditions.

2.3              Termination.  Notwithstanding the provisions of Sections 2.1  and 2.2  above to the contrary, this Agreement may be terminated, upon the occurrence of any of the following circumstances:

(a)                if any Party shall default in the performance of any of its respective duties and obligations hereunder, any non-defaulting Party may terminate this Agreement upon thirty (30) days written notice to the defaulting Party, unless the default is cured within said thirty (30) day period, or if the nature of the default will not permit it to be cured within said thirty (30) day period, the defaulting Party commences to cure such default within such thirty (30) day period and thereafter proceeds to complete the same with reasonable diligence;

(b)               if Owner shall sell the Property to an unrelated third party, this Agreement shall terminate as of the date of consummation of the sale.  Owner shall use its best efforts to give Manager at least sixty (60) days prior written notice of any pending sale of the Property; or

(c)                any Party may, at its option and in its sole and absolute discretion, elect to terminate this Agreement upon thirty (30) days prior written notice to the other Party and this Agreement shall automatically terminate on the thirtieth (30th) day after such notice is given or deemed given in accordance with this Agreement.

2.4              Bankruptcy Event.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall automatically terminate, without notice, upon the occurrence of any of the following circumstances:

(a)                if Manager shall admit, in writing, that it is unable to pay its debts as such become due;

(b)               if Manager shall make an assignment for the benefit of creditors;

(c)                if Manager shall file a voluntary petition under Title 11 of the United States Code or if such petition is filed against it, and an order for relief is entered, or if Manager shall file any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, other present or future applicable federal, state, District or other statute or law, or shall seek or consent to or acquiesce in or suffer the appointment of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Manager, or of all or any substantial part of its properties, or if Manager shall take any corporate action in furtherance of any action described in this  Section 2.4; or

(d)               if within sixty (60) days after the commencement of any proceeding against Manager seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed or stayed, or if, within ninety (90) days after the appointment, without the consent or acquiescence by Manager, of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Manager or of all or any substantial part of its properties or such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within sixty (60) days after the expiration of any such stay, such appointment shall not have been vacated.

2.5              Effect of Expiration or Termination.

(a)                Upon the expiration or earlier termination of this Agreement for any reason:

(i)                 the Parties shall work together in good faith and with diligence and continuity to account to each other for all matters outstanding with respect to this Agreement, the Property, and the management and leasing thereof;

(ii)               Manager shall:

(A)              promptly after, but in any case within thirty (30) days after such expiration or termination, deliver to Owner a final accounting, reflecting the balance of income, expenses, assets and liabilities of the Property as of the date of termination;

(B)              immediately upon such expiration or termination, deliver to Owner any balance of monies of any Owner and/or any Tenant security deposits held by Manager with respect to the Property;

(C)              immediately upon such expiration or termination, deliver to Owner all original records, Service Contracts, other contracts for the Property, Leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property and/or the management and/or leasing thereof in Manager's possession; and

(D)              if Manager has entered into any Service Contracts in accordance with the terms hereof, immediately upon such expiration or termination, assign and deliver such Service Contracts to Owner or its designee; and

(E)               promptly after, but in any case within thirty (30) days after such expiration or termination, submit to Owner the list of Listed Prospects in accordance with Section 2.6; and

(iii)             Owner shall:

(A)              promptly after delivery by Manager of the final accounting under Section 2.5(a)(ii)(A), deliver to Manager any amounts payable to Manager thereunder pursuant hereto;

(B)              as of the date of such expiration or termination assume responsibility for payment of all approved or authorized unpaid bills; and

(C)              as of the date of such expiration or termination, assume Manager's obligations under the Service Contracts.

(b)               The expiration or earlier termination of this Agreement pursuant to the provisions of this Article 2 shall not affect the rights of any Party with respect to any damages it has suffered as a result of any breach of this Agreement, nor shall it affect the rights or obligations of any Party with respect to liability or claims accrued, or arising out of events occurring, prior to the date of expiration or termination, all of which shall survive such expiration or termination; provided, however, that  no Party shall have any liability to any other Party for punitive, consequential or other exemplary damages.

2.6              Leasing Prospects.  In addition to all amounts payable to Manager during the term of this Agreement, Owner shall pay Manager any Leasing Commissions due and payable in accordance with this Section 2.6 and Schedule E hereof, with respect to any new Leases, Lease expansions, relocations, renewals and extensions executed and delivered by Owner and the applicable tenant within 180 days following the expiration or earlier termination of this Agreement, provided that (i) within thirty (30) days of the expiration or earlier termination of this Agreement, Manager submits to Owner a written list of all prospects, if any, with whom Manager has toured the Property or to whom Manager has submitted, prior to such expiration or termination, a written proposal for a new Lease, Lease expansion, relocation, renewal or extension with respect to space in the Property (the "Listed Prospects"), and (ii) the applicable Tenant or its affiliate is a Listed Prospect. Manager agrees that if requested by Owner, Manager shall assist Owner in negotiating the applicable transaction for a period of up to 180 days following expiration or earlier termination of this Agreement.

Article 3.  ENGAGEMENT OF MANAGER

3.1              Engagement of Manager.  Subject to the terms and agreements herein contained, Owner hereby engages Manager as the exclusive property manager for the Property and hereby authorizes Manager to exercise such powers with respect to the Property as are provided herein and as may be necessary or advisable in Manager's reasonable discretion for the performance of Manager's duties hereunder.  Manager hereby accepts such engagement on the terms and conditions set forth herein.  Manager shall have no right or authority, express or implied, to commit or otherwise obligate Owner or to encumber the Property in any manner whatsoever except to the extent expressly provided herein.

3.2              Owner Information and Cooperation.  Owner agrees to provide, or cooperate in the production of, certain materials, information, reports and/or documents as may be reasonably requested from time to time by Manager.  Such items shall include, but are not limited to, those set forth in Schedule D, including the questionnaires referenced therein.

Article 4.  MANAGEMENT RESPONSIBILITIES

4.1              Management.

(a)                Manager, on behalf of Owner, shall promptly implement, or cause to be implemented, the decisions of Owner and shall conduct the ordinary and usual business affairs of Owner for the Property as provided in this Agreement.  Manager shall use its best efforts to conform to all policies and programs established from time to time by Owner and furnished in writing to Manager, and the scope of Manager's authority shall be expressly limited in accordance with said policies; provided, however, that  in the case of a conflict between such policies and the terms of this Agreement, this Agreement shall control.  Manager agrees to use its best efforts in the management, operation, and maintenance of the Property and to comply with the conditions herein contained.

(b)               Manager agrees (i) to do and perform, or cause to be done and performed, all things necessary, required or desirable in Manager's judgment for the proper and efficient management, operation, and maintenance of the Property as a first-class office building, consistent with customary standards for similar buildings in the District (the "Operational Standard"), and (ii) to faithfully, diligently and continuously render the services on its part to be performed hereunder during the term hereof.  Manager shall protect and account for Owner's assets in a commercially reasonable manner and no less than the manner in which Manager protects and accounts for its own assets.  Manager shall deal at arm's length with all third parties and shall serve Owner's best interests at all times.

4.2              Employees, Independent Contractor.

(a)                Manager shall at all times have in its employ or contract for sufficient personnel to enable it to properly, adequately, safely and economically manage, operate, maintain and account for the Property consistent with the Operational Standard.  All matters pertaining to the selection, direction, employment, supervision, compensation, promotion and discharge of such personnel shall be the sole responsibility of Manager or Manager's subcontractor, as the case may be, which shall be in all respects the employer of such personnel.  Manager shall be solely responsible for complying with all applicable Legal Requirements with respect to its employees, including but not limited to, worker's compensation, hours of work, wages, social security, vacation time, sick leave, unemployment insurance, the Immigration Reform and Control Act of 1986, working conditions and any other employer-employee related issues.  All employees must be either citizens of the United States or possess valid and appropriate work permits from the U.S. Immigration and Naturalization Service and other applicable governmental authorities.  All costs of such personnel (including compensation, fringe benefits, insurance and taxes) shall be reimbursable to Manager to the extent provided for in Section 10.1  hereof.

(b)               This Agreement, as it relates to Manager's personnel arrangements, is not one of agency by Manager for Owner, but one with Manager engaged independently in the business of employing individuals on its own behalf as an independent contractor, and Owner shall have no liability hereunder or otherwise with respect thereto.

(c)                Subject to Owner's approval, Manager will negotiate with any union lawfully entitled to represent such employees and may execute on behalf of the Property collective bargaining agreements or labor contracts resulting therefrom.

4.3              Schedule of Personnel.  Manager shall provide a schedule of personnel (in substantially the form of Schedule B  attached hereto and made a part hereof) to be subject to Manager's exclusive control and employed in the direct management of the Property.  Schedule B  shall include (a) the number of such personnel, their title and whether such personnel are directly employed by Manager or employed by any of Manager's subcontractors, (b) additional personnel whose costs may from time to time be charged to the Property for services rendered to the Property, which costs may be allocated pro rata or in such other method as Owner and Manager shall agree in writing and, (c) personnel whose costs may not be charged pro rata without the consent of Owner which shall include, without limitation, headquarters management personnel, and (d) such other information as reasonably requested by Owner.  Schedule B  shall be updated by Manager and submitted to Owner for approval in conjunction with the proposed Operating Budgets provided for in Section 4.6  hereof, and at such other times as Owner may reasonably request of Manager.

4.4              Compliance with Laws, Agreements, Etc.

(a)                Manager, to the extent permitted under the Approved Operating Budget and, when not so permitted, following written authorization from Owner, shall promptly remedy any violation of any applicable federal, District, and municipal laws, ordinances, regulations and orders relating to the use, operation, repair and maintenance of the Property and with the rules, regulations or orders of the local Board of Fire Underwriters or other similar body, if any (each a "Legal Requirement"), which comes to its attention except in cases where Owner is contesting or intends to contest such Legal Requirements, in which case Owner shall give Manager prior written notice of its decision to so contest, or in those cases where Owner directs otherwise.  Manager shall give prompt notice to Owner of any violation or notice of alleged violation of Legal Requirements.  Owner and Manager agree to cooperate with each other to cause the Property to be operated at all times in compliance with all applicable Legal Requirements and shall not knowingly, directly or indirectly, suffer, permit or make any use of the Property which is prohibited by any such Legal Requirements.

(b)               Manager shall promptly advise Owner in writing (i) of any information known to Manager concerning actual or potential non-compliance with any applicable Legal Requirements related to Hazardous Materials, occurring in, on, or at the Property or in, on, or at any property adjacent to or in the vicinity of the Property, together with a written report of the nature and extent of the non-compliance and the potential damage to the Property or the property adjacent to or in the vicinity of the Property and (ii) if Manager observes any Tenants, or any other Persons, storing, handling, transporting, generating, manufacturing, using, dumping, releasing or discharging any Hazardous Materials in, on, or at the Property, and Manager shall take appropriate steps in light of the circumstances.  The foregoing notification shall exclude the presence of Hazardous Materials approved in advance in a Lease or other writing signed by Owner, unless such substance has been dumped, released, or discharged at the Property.  Notwithstanding the foregoing, it is recognized that Manager is not an expert in environmental laws and shall not be responsible for remedying any violations of such laws except where and to the extent such violation results from the gross negligence, willful misconduct, fraud or bad faith of, or is solely attributable to, Manager.  The Person responsible under applicable Legal Requirements for remedying or remediation shall be solely responsible therefor; provided, however, that  Manager shall assist and cooperate with Owner in connection therewith.

(c)                Owner has advised Manager that the Property is currently subject to the agreements, covenants, conditions and restrictions contained in those certain deeds, mortgages, easements, and ordinances listed in Schedule C  attached hereto as well as to all existing Leases (hereinafter collectively (including new Leases entered into after the date hereof) the "Property Agreements").  Manager covenants and agrees to use its best efforts to perform all of the obligations and duties on the part of Owner to be performed under the Property Agreements, as well as under any other such agreements entered into by Manager on Owner's behalf pursuant to the terms hereof, consistent with the Operational Standard.  Manager shall use its best efforts to fully comply with all terms and conditions contained in any ground lease, each Lease, mortgage, deed of trust or other security instruments affecting the Property, provided  that  Manager has actual or constructive knowledge thereof, and provided  further, that  Manager shall not be required to make any payment or incur any liability on account thereof except for its gross negligence, willful misconduct, fraud or bad faith.

(d)               Expenses incurred in remedying violations of any Legal Requirements or Property Agreements may be paid from the Operating Account, provided, however, that  if the funds in the Operating Account are insufficient to remedy such violation, or if the violation is one for which the Owner might be subject to penalty, Manager shall promptly notify Owner by 5 p.m. on the next business day after receiving notice thereof; and to the extent available from the Property and, subject to the Cash Management Agreement, Owner shall make available any funds necessary to remedy such violation.

4.5              Compensation; Office Expenses.

(a)                Manager shall receive:

(i)                 the monthly management fee due and payable to Manager in accordance with the terms of, and in the amounts and at the times set forth on, Schedule E;

(ii)               commissions for leasing and brokerage services (collectively, "Leasing Commissions") due and payable to Manager in accordance with the terms of, and in the amounts and at the times set forth on, Schedule E (and Section 2.5, if applicable) ; and

(iii)             The project management fees due and payable to Manager for project construction management services performed by Manager pursuant to Section 4.11, in accordance with the terms of, and in the amounts and at the times set forth on, Schedule E.

(b)               Owner shall, at its expense, provide to Manager suitable space conforming to the Operational Standard, including equipment or office furnishings reasonably necessary in connection with Manager's obligations hereunder free of any rent or other charges.  Manager shall have no leasehold or other property interest in the Property.

4.6              Approved Budget.

(a)                Manager shall prepare and submit to Owner a proposed operating budget (each, an "Operating Budget") for the operation, repair, improvement and maintenance of the Property (i) for the calendar year in which this Agreement is executed and delivered by the parties hereto, no later than fifteen (15) days after the date hereof and (ii) for each calendar year after the calendar year in which this Agreement is executed and delivered by the parties hereto, no later than December 1 of each such calendar year thereafter.

(b)               Owner shall consult with Manager with respect to each proposed Operating Budget to agree on an "Approved Operating Budget".  If written approval or disapproval of the proposed Operating Budget has not been received by Manager within thirty (30) days of its delivery to Owner, such proposed Operating Budget shall be deemed to be the Approved Operating Budget for the applicable calendar year.  Manager agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of maintaining and operating the Property shall not exceed the individual line items or the aggregate amount of the Approved Operating Budget.  Manager shall inform Owner in writing not less than monthly of any increases in costs and expenses that are not set forth in the Approved Operating Budget unless a line item in the Approved Operating Budget is increased by more than 5% in any calendar month or the aggregate amount of the Approved Operating Budget in increased by more than $5,000 in any calendar month, in which case, Manager shall inform Owner promptly after Manager determines the amount of such increase.  Owner shall approve such proposed revisions in its sole discretion; provided, however, that  if Owner does not approve any proposed revision, the Manager shall not be obligated to perform any obligations hereunder that require an increase in the Approved Operating Budget to the extent that there are insufficient funds available to Manager for such performance.

(c)                Manager shall secure Owner's prior written approval for any single expenditure greater than $500 that is not set forth in the Approved Operating Budget.  In cases of emergency, however, Manager may make expenditures for repairs which are not set forth in the Approved Operating Budget or exceed the amount therefor as set forth therein without Owner's prior written approval if it is necessary to prevent damage or injury to persons or the Property; but Owner shall be informed of any such expenditures before the end of the next business day.

4.7              Collection of Rents and Other Income.  Manager shall use its best efforts to diligently collect all rents (including the calculation, notice and collection of billings under Leases resulting from increases in operating expense "pass throughs", consumer price index, taxes and common area maintenance charges) and any other fees and charges which may become due at any time from any Tenant or from others for services provided in connection with or for the use of the Property or any portion thereof and to collect and identify any income due Owner from services provided to Tenants or other occupants of or entrants to the Property including, without limitation, parking income, all revenues from work orders, construction charges, loading dock and elevator charges, supervisory or approval charges, license fees, Tenant storage, and coin operated machines of all types to the extent located at the Property (e.g., washers, dryers, vending machines, pay telephones, etc.).  If a Tenant is entitled under its Lease to audit or otherwise examine the books and records relating to passed-through expenses of the Property, Manager shall make such books and records available to such Tenant and shall cooperate with and monitor such audit or other examinations.  All monies so collected shall be deposited in the Operating Account or Restricted Account, as applicable, pursuant to the terms of the Cash Management Agreement.  Manager may not, without the prior written approval of Owner in its sole discretion, terminate any Lease, lock out any Tenant, institute suit for rent or for use and occupancy, or initiate proceedings for recovery of possession or the like.  In connection with any collection efforts, only legal counsel or collection firms designated by Owner shall be retained by Manager.  All legal expenses incurred in bringing such approved suit or proceeding shall be submitted to Owner and paid for from the Operating Account or such other account to the extent permitted pursuant to the terms of the Cash Management Agreement.

4.8              Repairs.  Manager shall keep the Property and all parts thereof in a clean and sightly condition in accordance with the Operational Standard and shall use its best efforts to attend to the making and supervision of all ordinary and extraordinary repairs, decorations, replacements, additions, alterations and landscaping necessary or advisable in Manager's reasonable judgment for the proper operations of the Property in accordance with the Operational Standard, for the performance of Owner's obligations under the Property Agreements, and to comply therewith and with all applicable Legal Requirements, subject, in each case, to availability of funds therefor as set forth in Approved Operating Budget.

4.9              Supplies.  Manager shall purchase, provide and pay, with funds in the Operating Account or such other account to the extent permitted pursuant to the terms of the Cash Management Agreement, for all janitorial and maintenance supplies, tools and equipment, restroom and toilet supplies, electrical supplies and light bulbs, boiler room supplies, paints, uniforms, stationery and office supplies incident to performance of the obligations herein assumed by Manager, except to the extent such supplies and materials are provided for by contract with another.  Manager shall maintain records for all supplies, tools and equipment purchased hereunder by Manager for use in the management, operation and maintenance of the Property.  The same shall be delivered to and stored at the Property and shall be and remain the property of the Owner to be used only in connection with the Property.

4.10          Service Contracts.  Manager shall be authorized to enter into contracts for cleaning, maintaining, repairing or servicing the Property or any of the constituent parts of the Property as provided in the Approved Operating Budget (each, a "Service Contract").  All service contracts shall:  (a) be signed by Manager as agent for Owner, (b) be assignable, at Owner's option, to Owner or any purchaser of the Property, (c) include a provision for cancellation thereof by Owner upon not more than thirty (30) days written notice, unless such provision is waived in writing by Owner, and (d) require that the applicable contractor provide evidence of the insurance required hereunder.

4.11          Project Construction Management Services.

(a)                Manager shall act as project manager for all capital improvements authorized by Owner and set forth in the Approved Operating Budget or approved in writing by Owner, and all extraordinary repair and maintenance to the Property approved in writing by Owner.  Manager shall (i) review and recommend to Owner for approval or disapproval by Owner all plans and specifications for any authorized construction (which review shall include, but not be limited to, determination, with the assistance of licensed architects or engineers, if necessary in Manager's reasonable discretion, that the plans and specifications comply with applicable Legal Requirements and the structural design of the Property), (ii) if requested by Owner, solicit competitive bids and review such bids in consultation with Owner, (iii) if requested and approved in writing by Owner, enter into contracts on behalf of Owner, as Owner's agent, in form and content satisfactory to Owner, with the bidders approved by the Owner, (iv) schedule and coordinate the performance of all authorized construction, (v) ensure that adequate insurance coverage is maintained consistent with the requirements of Owner and each other party under the Property Agreements, (vi) obtain, review and recommend for approval or disapproval by Owner all draw requests and lien waivers from the general contractor and all subcontractors, and (vii) obtain or cause to be obtained all permits required for the construction, completion and occupancy of the Property.  Progress reports shall be provided by Manager to Owner on the first day of each and every calendar month until such construction is completed and from time to time promptly after request by Owner.

(b)               With respect to Tenant requests for alterations and/or improvements not provided for in Leases, Manager shall review and consent to such work provided the applicable Tenant agrees in writing that such alterations and improvements (i) will be made at the Tenant's expense in accordance with all applicable Legal Requirements, (ii) will not affect the structure of the Property and/or the Building Systems, (iii) will not interfere with the rights of other Tenants under their respective Leases, and (iv) will conform to the Operational Standard and to the specifications and limitations of the Property.

(c)                All contracts for repairs, capital improvements, goods and services exceeding $5,000 shall be awarded on the basis of competitive bidding, solicited in the manner as follows:

(1)               a minimum of two (2) written bids from qualified firms shall be obtained for each purchase up to $10,000.  Purchases over $10,000 will require a minimum of three (3) bids;

(2)               each bid will be solicited in a form prescribed by Owner so that uniformity will exist in the bid quotes;

(3)               Manager may accept the low bid without prior approval from Owner, if the expenditure is for an item in the Approved Operating Budget and will not increase the applicable line item over the approved amount set forth therein;

(4)               if Manager advises acceptance of other than the lowest bidder, Manager shall adequately support in writing its recommendations to Owner;

(5)               Owner shall be free to accept or reject any and all bids;

(6)               Owner may participate in and review the bid process and all relevant documentation and selection of bidders; and

(7)               Manager may request Owner to waive competitive bidding rules.

4.12          Taxes, Mortgages.  If Taxes are not escrowed with the holder of a first mortgage encumbering the Property, Manager shall, if requested by Owner in writing, promptly obtain, verify and pay from the Operating Account bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against the Property.  At Owner's request, Manager shall use reasonable efforts to seek reductions of taxes and assessments attributable to, or payable for, the Property.  Manager shall forward, within a reasonable period of time after receipt thereof a copy of such bills to Owner such that Owner may approve Manager's payment of such bills; and, unless such bills are being contested, Manager shall use its best efforts to pay all such bills before any fine or penalty attaches or to permit Owner to take advantage of any discounts.  Promptly after making any such payment, Manager shall provide Owner with evidence of same.  If requested by Owner in writing, Manager shall make payments from the Operating Account with respect to any ground lease, mortgage, deed of trust or other security instrument, if any, affecting the Property.

4.13          Advances.  Manager shall not be obligated to make any advance to or for the account of the Owner or to pay any sum except out of Owner's funds held by or provided to Manager as set forth in this Agreement, nor shall Manager be obliged to incur any liability or obligation for the account of the Owner without assurance that the necessary funds for the discharge thereof are available.

4.14          Delegation.  Manager shall have the right, from time to time, to delegate the performance of all or any portion of its services, duties and obligations under this Agreement to any affiliate of Manager controlled thereby; provided, however, that  (a) (notwithstanding the foregoing, Manager shall have the right, from time to time, to delegate the performance of all or any portion of its services, duties and obligations under this Agreement to (i) Jones Lang LaSalle Brokerage, Inc., a Texas corporation, or (ii) an affiliate of Manager approved by Owner in its reasonable discretion, and (b) Owner shall not incur any additional expense for such delegation over that which Owner would have incurred without such delegation.  In each such event, Manager shall nevertheless remain liable to Owner for the proper performance of its obligations under this Agreement.

Article 5.  LEASING RESPONSIBILITIES

5.1              Engagement.  Owner hereby engages Manager as its exclusive broker in connection with the leasing of the Property for the term of this Agreement as set forth in Article 2.  During the term of this Agreement, Owner agrees to refer to Manager all offers and inquiries by prospective tenants or by any Outside Broker not affiliated with Manager for space in the Property; and Manager agrees to diligently investigate and develop such offers or inquiries, to canvas, solicit and otherwise employ its best efforts and services to lease space in the Property.  Manager shall make every reasonable effort to obtain and keep Tenants reasonably satisfactory to Owner for the Property.  Manager shall, so far as reasonably possible, procure financial references from prospective tenants, investigate such references, and use its best judgment in the selection of prospective tenants.  Manager agrees to perform whatever reasonable service may be required in connection with the negotiation of leases or renewals, extensions, modifications, or cancellations thereof.  Owner and Manager acknowledge and agree that it is in the best interests of Owner and the Property for the Manager to maintain continuity in the leasing plan for the Property; and, therefore, Owner authorizes Manager actively to solicit, accept and pursue subleasing assignments for tenants, notwithstanding the fact that such subleasing assignments may compete with the negotiation and execution of leases for space in the Property.

5.2              Execution of Leases.  All leases and lease renewals, extensions and modifications are to be prepared by Manager with the assistance of legal counsel approved by Owner, in accordance with the leasing guidelines (including allowances for tenant improvements) established by Owner with respect to the Property covered by this Agreement ("Leasing Guidelines").  All leases and lease renewals, extensions and modifications shall be in the name of Owner and executed by Owner.

5.3              Lease Forms.  All new leases shall be on the form provided or approved in writing by Owner, provided, however, that Manager shall have the right to make any modifications and additions to (including riders) or deletions from said form as are reasonably necessary to conclude the transaction and are customary in the market where the applicable Property is located, so long as such modifications are approved by Owner's legal counsel and conform to the Leasing Guidelines.

5.4              Outside Brokers.  Manager is hereby authorized to cooperate with Outside Brokers in leasing space within the Property and to enter into brokerage agreements (each, an "Outside Broker Agreement") with such Outside Brokers on behalf of Owner as Owner's agent.  All Outside Broker Agreements shall be subject to written approval by Owner.  In the event that an Outside Broker shall procure a tenant for space within the Property and such tenant enters into a lease with the Owner, Owner shall pay the Outside Brokers and Manager any commissions due in accordance with the Outside Broker Agreement with such Outside Broker.

5.5              Advertising.  Manager shall cause advertising plans and promotional material to be prepared to market rentals of space at the Property in accordance with the Approved Operating Budget.  Owner's prior written approval shall be required in connection with (i) the use or distribution of any advertising plans and promotional material for the Property, (ii) the use Owner's name in any advertising or promotional material, and (iii) all  announcements, advertising, articles, promotions and marketing affecting the Property.  Manager shall promptly comply with any request by owner for advertising materials describe in this Section 5.5.

5.6              Leasing Expenses.  Owner shall reimburse Manager for all reasonable third-party out-of-pocket expenses, if any, directly related to negotiating leases for space in the Property, including, without limitation, all reasonable attorneys fees incurred in connection therewith.  In addition, Owner agrees to reimburse Manager for other incidental reasonable costs relating to the leasing of space in the Property, including without limitation, costs of postage, telephone, mailings, presentations, reports, renting plans, descriptive brochures and other forms of advertising of the space, all of which shall be included in the Approved Operating Budget or otherwise approved by Owner in writing.

Article 6.  INDEMNIFICATION; INSURANCE

6.1              Indemnification.

(a)                Owner hereby indemnifies, defends and holds Manager, its directors, officers, agents, servants and employees harmless from and against any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorneys' fees and court costs, arising out of claims, demands or causes of action by third parties to which Manager may become liable or subject in connection with the performance or nonperformance of Manager's duties and activities within the scope of this Agreement or arising from any action or activity on, or the condition of, the Property; except that (x) nothing herein will be construed as Owner indemnifying Manager or its employees, contractors or agents for any matter not set forth as an Owner indemnity obligation under this Section 6.1(a), or against any act or omission for which insurance protection is not available or is not required hereunder to be carried by Owner, (y) no indemnification by Owner shall be required hereunder to the extent covered by any liability insurance required to be maintained by Manager with respect to the Property (without regard to any deductible or self-insurance retention amounts) pursuant to Section 6.3, and (z) no indemnification by Owner shall be required hereunder with respect to any such claims, demands or causes of action if and to the extent caused by or arising out of Manager's breach of this Agreement or its gross negligence, willful misconduct, fraud or bad faith.  Owner's indemnification hereunder is not intended to alter the general requirement of this Agreement that Manager shall manage, operate and maintain the Property in a safe condition in a proper and careful manner.

(b)               Manager hereby indemnifies, defends and holds Owner harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorney's fees and court costs, arising out of claims, demands or causes of action by third parties (except to the extent covered by any liability insurance required to be maintained by Owner with respect to the Property (without regard to any deductible or self-insurance retention amounts) pursuant to Section 6.3), sustained or incurred by or asserted against Owner by reason of or arising out of Manager's breach of this Agreement or its gross negligence, willful misconduct, fraud or bad faith.

6.2              Notices.  Should any claim, demand, suit or any other legal proceedings be made or instituted by any person against an indemnified party, which arise out of any of the matters relating to this Agreement, the indemnified party shall give the indemnifying party, upon the indemnifying party’s request, all pertinent information and other information reasonably necessary in the defense or other disposition thereof.  Manager shall promptly notify Owner of any fire, material accident or other casualty, condemnation proceedings, rezoning or other governmental order, lawsuit or threat thereof involving the Property; and violations relative to the use, repair and maintenance of the Property under applicable Legal Requirements.

6.3              Owner's Insurance.  Owner (or Manager at Owner's request and expense) shall obtain and keep in force (i) insurance against physical damage (e.g., special causes of loss (all risk), boiler and machinery, flood, earthquake, etc.) for the full replacement cost of the Property and all of Owner's property contained therein, and (ii) commercial general liability insurance (including contractual liability and personal injury coverages and such other coverages as may be appropriate), insuring against liability for loss, damage or injury to property or persons which might arise out of the occupancy, management, operation or maintenance of any of the Property, in amounts customary for properties similar to the Property, but not less than $10,000,000 in annual policy limits.  The insurance companies issuing such insurance shall have an AM Best rating of not less than A-X.  Manager will be named as an additional insured in all liability insurance maintained with respect to the Property, and Manager shall be furnished a certificate evidencing such insurance which certificate shall provide that the insurer will endeavor to give Manager thirty (30) days prior written notice of cancellation.  All such liability policies shall be primary and non-contributory with any liability insurance carried by Manager with respect to any claims arising out of the performance or non-performance of Manager's duties and activities within the scope of this Agreement or arising from any action or activity on, or condition of, the Property.  Manager agrees to take no action (such as admission of liability) which might bar Owner from obtaining any protection afforded by any policy Owner may hold or which might prejudice Owner in its defense to any claim, demand or suit within limits prescribed by the policy or policies of insurance.  Manager shall aid and cooperate with Owner in every reasonable way with respect to such insurance and any loss thereunder.  All property damage and business interruption or rent loss insurance policies shall contain appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies; and Owner waives any claims against Manager, its partners, directors, officers, agents, servants and employees, to the extent losses with respect to such claims are required to be covered by insurance under this Agreement, including any deductibles, co-insurance or self-insurance retentions, irrespective of the cause thereof.

6.4              Manager's Insurance.  Manager shall, at its sole cost and expense maintain commercial general liability insurance (including contractual liability and personal injury coverages) in the amount of not less than $10,000,000 combined single limit.  The insurance companies issuing such insurance shall have an AM Best rating of A-VII or better.  Owner will be named as an additional insured on all general liability insurance maintained by Manager with respect to this Agreement, and Manager shall furnish Owner certificates evidencing such insurance which shall provide that the insurer will endeavor to give Owner thirty (30) days prior written notice of cancellation, which, notwithstanding anything to the contrary herein, may be given by email to Jesse Stein at js@etrefinancial.com.  In addition, Manager shall maintain worker's compensation insurance in the statutory amount (or participate in the appropriate state fund if such insurance is not available or allowed) and employers liability insurance in the amount of not less than $1,000,000, the cost of which shall be reimbursable by Owner as provided herein for the personnel identified on Schedule B  attached hereto.  Manager and all personnel of Manager who handle or who are responsible for handling Owner's monies shall be bonded under a fidelity bond or commercial crime insurance.  Such bonding or commercial crime insurance shall provide coverage in the amount that is the greater of (a) $2,000,000 or (b) the amount which Owner and Manager estimate is equal to at least six (6) months of the estimated gross receipts from the Property as determined by Manager and approved by Owner.  The bond or commercial crime insurance may at Manager's option have a Ten Thousand Dollar ($10,000) deductible clause, but Manager will pay any loss within such deductible amount, which shall not be an operating expense reimbursable to Manager.  The cost of the bonds or commercial crime insurance required hereunder shall not be an operating expense reimbursable to Manager.

6.5              Contractors' Insurance.

(a)                Manager shall require that all contractors brought onto the Property have insurance coverage, at the contractor's expense, in the following minimum amounts unless higher amounts and/or coverages are required by applicable Property Agreements in which case Manager shall require such higher amounts and additional coverages from each contractor:

(i)                 Worker's Compensation - statutory amount;

(ii)               Employer's Liability - minimum of $500,000 each accident; $500,000 disease, policy limit; $500,000 disease, per employee;

(iii)             Commercial General Liability (naming Owner and Manager as additional insureds) - $1,000,000 per occurrence Combined Single Limit; $2,000,000 aggregate (i.e., such insurance shall include contractual liability, personal injury protection and completed operations coverage);

(iv)             Auto Liability (if deemed appropriate by Manager) - $1,000,000 minimum; and

(v)               Property Insurance coverage for tools and equipment brought onto and/or used on the Property by the contractor - an amount equal to the replacement costs of all such tools and equipment.

(b)               Manager must obtain the Owner's prior permission to waive any of the above requirements or to accept lower limits.  Manager shall obtain and keep on file a certificate of insurance for each contractor which shows that such contractor is so insured.

(c)                All insurance policies required under this Section 6.5 shall contain appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies with respect to Owner.

6.6              Waiver of Subrogation.  Owner and Manager each hereby waive any right of subrogation and right of recovery or cause of action for loss to the extent that such injury or loss is covered by fire, extended coverage, "All Risk" or similar policies covering real property or personal property (or which would have been covered if Owner or Manager, as the case may be, was carrying the insurance).  Owner and Manager each hereby waive any right of subrogation and right of recovery or cause of action for injury including death or disease to respective employees of either as covered by Workers' Compensation (or which would have been covered if Owner or Manager, as the case may be, was carrying the insurance required by this Agreement).  Said waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained elsewhere in this Agreement.  Written notice of the terms of the above mutual waivers shall be given to the insurance carriers of Owner and Manager if necessary to ensure the enforcement of said waivers on behalf of insurers who may otherwise assume the rights of Owner or Manager.

Article 7.  FINANCIAL REPORTING AND RECORDKEEPING

7.1              Books of Accounts.  Manager, in the conduct of its responsibilities to Owner, shall maintain adequate and separate complete books and records for the Property, the entries to which shall be supported by sufficient documentation to ascertain that said entries are properly and accurately recorded to the Property.  Such books and records shall be maintained by Manager at the Property, or such other location as may be mutually agreed upon in writing.

7.2              Financial Reports.  Manager shall furnish summary reports, in form acceptable to Owner, of all transactions occurring from and after the first day of the prescribed monthly accounting period to the last day of the prescribed monthly accounting period.  These reports are to be delivered to Owner reasonably promptly after the end of the above described accounting period and should show all collections, delinquencies, uncollectible items, and other matters pertaining to the management, operations, and maintenance of the Property during the prescribed monthly accounting period.  In addition, Manager upon Owner's written request from time to time, shall promptly prepare such other reports as Owner may require or desire or required to be delivered by Owner under any Property Agreement; provided, however, that  if such reports impose significant cost or effort on Manager, Owner shall reimburse Manager for Manager's reasonable costs in connection with preparing such reports (Manager represents that the financial reports required by the Lender (defined below) do not impose significant cost or effort on Manager and that no reimbursement from Owner shall be required therefor).  Manager shall not be responsible for the preparation of any form, reports, income or other tax returns required to be filed or prepared by or on behalf of Owner in connection with the Property by any local, state, federal or other Governmental Authority, other than personal property and sales tax reports if requested by Owner in writing.

7.3              Supporting Documentation.  Manager shall keep and make available to Owner and/or Lender, as applicable, upon request:

(a)                all bank statements, bank deposit slips and bank reconciliations;

(b)               detailed cash receipts and disbursement records;

(c)                detailed trial balance;

(d)               general ledger listing, including transaction level detail;

(e)                all invoices;

(f)                supporting documentation for payroll, payroll taxes and employee benefits of all personnel listed on Schedule B; and

(g)                such other documentation or information as may reasonably be requested by Owner and or Lender.

7.4              Accounting Principles.  All financial statements and reports required hereafter or otherwise requested by Owner shall be prepared (on an accrual method of accounts) in accordance with generally accepted accounting principles or on such other method or methods as Owner may from time to time request in writing.

Article 8.  OWNER'S RIGHT TO AUDIT

8.1              Right to Audit.

(a)                Owner reserves the right for Owner's employees, and others appointed by Owner, to conduct examinations, during regular business hours and following reasonable written notice to Manager, of the books and records maintained for Owner by Manager no matter where the books and records are located.  Owner also reserves the right to perform any and all additional audit tests relating to Manager's activities (to be conducted at the Property or such other location of the books and accounts of the Property mutually agreed upon by Owner and Manager during regular business hours and following reasonable written notice to Manager); provided, however, that  such audit tests are related to those activities performed by Manager for Owner. Manager shall reasonably cooperate with Owner so as to facilitate any audit rights provided for hereunder.

(b)               Any and all such audits conducted by Owner or its agents will be at the sole expense of Owner; provided, however, that  notwithstanding the foregoing, if any such audit identifies errors or discrepancies exceeding five percent (5%) of the amount reported in such applicable annual financial report, then, in addition to reimbursement of any overpayment by Owner, Owner shall be entitled to (x) interest thereon at the prime rate reported by The Wall Street Journal plus two percent (2%) for the period commencing on the date of such overpayment through the date of payment thereof and (y) Owner's audit cost.

(c)                Should Owner's employees or agents discover either weaknesses in internal control or errors in recordkeeping, Manager shall correct such discrepancies either upon discovery or within a reasonable period of time thereafter; provided, however, that  if Owner does not object to the annual financial reports described above for any year within one (1) year after receipt thereof, such statements shall be deemed conclusive and binding on Owner and Owner may not thereafter object to the financial statements or any item therein for such year.  Manager shall inform Owner in writing of any action taken to correct such audit discrepancies.

8.2              Production of Documents.  Manager shall, upon Owner's written request from time to time, submit copies of any Lease, Service Contract, other, contract, bill, license, agreement or any other document relating to the Property or to this Agreement in Manager's possession to the Owner.

Article 9.  BANK ACCOUNTS

9.1              Operating Account.  Except as otherwise required under Section 9.2  hereof, and except as may otherwise be required under the Cash Management Agreement, a separate and exclusive operating account (the "Operating Account") shall be opened by Owner with a name designated by Owner for the Property in a bank designated by Owner.  Manager shall deposit all rents and other funds collected from the operation of the Property, including any and all advance rents, into, and shall pay the operating expenses of the Property and any other payments relative to the Property as required by the terms of this Agreement from, the Operating Account.  If more than one account is required to operate the Property, each account must have a unique name.  At all times during the term of this Agreement, Owner shall maintain funds in the Operating Account at least equal to the sum of (i) the estimated amount of the operating expenses of the Property for the prescribed monthly accounting period and (ii) known expenditures that will be paid between the 15th day and the end of the prescribed monthly accounting period (the "Minimum Working Capital Amount"); and Manager shall be relieved of its obligations hereunder to the extent Owner does not provide sufficient funds for Manager to perform such obligations.

9.2              Restricted Account.  As of the date of this Agreement, (i) Owner, Morgan Stanley Mortgage Capital Holdings LLC (together with its successors and assigns, the "Lender") and Wells Fargo Bank, National Association (together with its successors and assigns, the "Bank") are parties to that certain Deposit Account Control Agreement dated May [ ], 2014, pursuant to which Owner has established with Bank the Restricted Account, and (ii) Owner, Manager and Lender are parties to that certain Cash Management Agreement dated May [ ], 2014 with (the "Cash Management Agreement") which governs, among other things, the disbursement of funds from the Restricted Account.  Each of Owner and Manager covenant and agree to be bound by the terms of the Cash Management Agreement applicable to it during the term thereof.  For avoidance of doubt, the Cash Management Agreement shall be deemed to be in full force and effect until such time as Manager has received written notice from Lender that the Cash Management Agreement has been terminated or is no longer applicable to Owner and Manager.

9.3              Transfer of Funds.  During the term of the Cash Management Agreement, the provisions thereof shall be applicable to transfers of amounts on deposit in the Restricted Account.  To the extent that the Cash Management Agreement is no longer in effect and deposits are being made into the Operating Account, (x) on the 15th day of every prescribed monthly accounting period, Manager shall remit to Owner ninety percent (90%) of the cash balance in the Operating Account after deducting the Minimum Working Capital Amount, (y) on the last day of the prescribed accounting period, Manager shall remit to Owner all funds in excess of the Minimum Working Capital Amount by deposit to the account to be designated by Owner upon the expiration or earlier termination of the Cash Management Agreement, and (z) the schedule for transfer of funds may be changed from time to time by written instructions from the Owner not less than ten (10) days after the date on which such written instructions are received or deemed received by Manager in accordance with Section 14.1.

9.4              Security Deposit Account.  Where law or any Lease requires that Tenant security deposits be separately maintained, a separate account (or separate interest bearing account) will be opened by Manager for each such security deposit at a bank approved by Owner.  Such account shall be maintained in accordance with applicable Legal Requirements and the Cash Management Agreement and will be used only for maintaining such Tenant security deposit.  The name of each such account shall be designated by Owner in writing.  Manager shall maintain detailed records of all security deposits deposited in each such account, and such records will be open for inspection by Owner's employees or appointees.  Manager shall comply with all statutory requirements, if any, relating to the return of Tenant security deposits.  The portion of any security deposit to be applied against the obligations of the Tenant under its Lease shall be deposited into the Restricted Account until such time as Manager has received written notice from Lender that the Cash Management Agreement has been terminated or is no longer applicable to Owner and Manager in which case such amounts shall be deposited into the Operating Account.

9.5              Change of Banks.  Subject to the rights of Lender under the Cash Management Agreement, Owner may direct Manager from time to time to change a depository bank or the depository arrangements set forth herein; provided, however, that  Manager shall not honor any such direction until it has received written notice from Lender that the Cash Management Agreement has been terminated or is no longer applicable to Owner and Manager.

Article 10.  PAYMENT OF EXPENSES

10.1          Manager's Personnel Costs.  Upon payment by Manager, Manager shall be reimbursed by Owner from an account as designated in the Cash Management Agreement for costs of (i) the base salaries and wages of Manager's employees that relate to the period of time during which services are performed with respect to the Property (the "Services"), and (ii) the pro rata amount of the vested deferred compensation incentives of the applicable employees of the Manager attributable for the applicable pay period that relate to the Services, required payroll taxes, insurance, worker's compensation, the employer-portion of the premiums for any fully-insured benefits, payroll and benefits administration fees provided, however, that the foregoing amounts shall not exceed amounts that are generally paid for the corresponding categories of expenses to other employees in the same position as the employees identified on Schedule B (collectively, the "Identified Personnel") with, either at Manager or at property management companies similar to Manager (all items in this clause, (ii), are collectively referred to as "Burden"), in each case, based on the allocations and Identified Personal on Schedule B  with respect to the amounts described above, as may be revised by mutual written agreement of Manager and Owner from time to time; provided, however, in no event shall Owner be responsible to reimburse Manager for any amounts with respect to which Manager has or will receive payment or reimbursement from any other third party.  Prior to the execution of this Agreement, Manager shall disclose to Owner the payments expected to be reimbursed as described above.  To the extent Manager at any time receives reimbursement with respect to the overpayment of any amount identified above, or with respect to any payment, benefit or amount received in error by any Identified Personnel, Manager shall promptly, and in no event later than ten (10) days, remit such reimbursement to Owner.  Such reimbursement shall be due on the date of payment of any such expenses by Manager and shall be made through an ACH Electronic Funds Transfer or other such electronic payment method.  Owner acknowledges that, from time to time, it may be necessary or appropriate for employees of Manager whose compensation is reimbursed by Owner pursuant to this Section 10.1, including the general manager, to engage in activities generally related to Manager's business but not directly related to the services performed by Manager at the Property, including personal development, personnel management, best practice and professional management training and conferences and business development, and Owner consents to such activities.  Manager shall disclose to Owner on a quarterly basis the number of hours of each such employee committed to such activities.  In addition, Manager shall be entitled to reimbursement for any and all claims, liabilities or obligations relating to the Burden, with respect to Identified Personnel, that relate to the Services, arising out of or relating to the provisions of the Employee Retirement Income Security Act of 1974 and the Multi-Employer Pension Plan Amendments Acts of 1980, as both may be amended, replaced or supplemented (collectively, "ERISA").  Manager agrees to indemnify and hold harmless the Owner and its officers, directors, employees and agents from and against any and all damages, costs, liabilities, losses or expenses (including reasonable counsel fees) incurred by Owner that, directly or indirectly, arise out of, result from or relate to (i) the administration or sponsorship of any employee benefit plan under which the benefits are provided to the Identified Personnel (the "Benefit Plans"), provided, however, that this clause (i) shall not be interpreted to limit Owner's obligations under ERISA as it applies to the funding of benefits under the terms of the applicable Benefit Plans that relate to the Services, (ii) breach of fiduciary responsibility with respect to the Benefit Plans, (iii) the payment of claims under the Benefit Plans, (iv) the failure of Manager to make timely payment of salaries and wages and to satisfy all withholding and tax reporting obligations with respect thereto, and (v) the terms and conditions of employment of the Identified Personnel with the Manager.  For the avoidance of doubt, Owner shall not be responsible for any claims, liabilities or obligations described in the immediately preceding sentence that existed or relate to any period prior to the date of this Agreement or any period following the termination of this Agreement.

10.2          Costs Eligible for Payment from Operating Account.

(a)                Manager shall pay from amounts received by it from the Operating Account or such other account to the extent permitted pursuant to the terms of the Cash Management Agreement, all expenses properly incurred by Manager to the extent expressly set forth in the Approved Operating Budget and authorized under this Agreement and the Cash Management Agreement, including, without limitation, the following expenses with respect to the Property:

(i)                 cost to correct any violation of a Lease or applicable Legal Requirements, if any;

(ii)               actual and reasonable costs of making all repairs, replacements, additions, decorations and alterations properly incurred by Manager pursuant to this Agreement;

(iii)             cost incurred by Manager in connection with all Service Contracts properly entered into pursuant to this Agreement;

(iv)             cost of collection of delinquent rentals collected through a collection agency or other third party;

(v)               legal fees of attorneys provided that Owner has approved (x) such attorneys in writing in advance of retention and (y) the amount of the legal fees to be paid to such attorneys;

(vi)             cost of capital expenditures made pursuant to the Approved Operating Budget;

(vii)           cost of printed checks for each bank account required by Owner and cost of printed forms and supplies required for use at a Property;

(viii)         reasonable training expenses for any personnel listed on Schedule B below the level of Assistant General Manager;

(ix)             Leasing Commissions;

(x)               cost of Owner-approved advertising and promotional material;

(xi)             all compensation payable to Manager pursuant to this Agreement;

(xii)           utility costs;

(xiii)         insurance costs (except premiums for insurance Manager is obligated to maintain at its expense under Section 6.3  hereof);

(xiv)         costs of supplies purchased pursuant to Section 4.8;

(xv)           costs of industry association (e.g. BOMA, ICSC and REB) dues;

(xvi)         costs of Manager's accounting services provided to the Property, to the extent permitted under Section 7.2; and

(xvii)       if requested by Owner, costs of insurance required to be maintained by Owner pursuant to Section 6.2  hereof.

(b)               As soon as practical, Manager will introduce an Electronic Invoice Presentation (EIP) system to manage accounts payable at the Property.  The cost of implementing and managing an EIP system, not to exceed $2.50 per invoice, is a reimbursable operating expense.

(c)                If applicable, the Manager will purchase a budgeting software package (e.g. Kardin) for use at the Property. The cost of purchasing, implementing and managing such budgeting software, not to exceed $2,500 annually, is a reimbursable operating expense.

(d)               In the event that Manager has advanced any of its own funds for the payment of any expenses properly incurred by Manager pursuant to this Agreement, reimbursement to Manager of any such advanced funds shall be due within fifteen (15) business days of presentation of Manager's invoice setting forth all such expenses for which Manager seeks reimbursement.

10.3          Non-reimbursable Costs.  The following expenses or costs incurred by or on behalf of Manager in connection with the management and leasing of any particular Property shall be at the sole cost and expense of Manager and shall not be reimbursed by Owner:

(a)                the costs of gross salary and wages, payroll taxes, insurance, workmen's compensation, and other benefits of Manager's personnel not identified in Schedule B (except as provided in Section 10.2  above);

(b)               local travel and entertainment expenses unless expressly set forth in the applicable Approved Operating Budget or otherwise approved in advance by Owner;

(c)                the costs attributable to losses to the extent arising from a breach or default on the part of Manager, its agents or employees or the gross negligence, willful misconduct, fraud or bad faith on the part of Manager, its agents or employees; and

(d)               the costs of insurance required to be maintained by Manager at its own expense hereunder.

Article 11.  INSUFFICIENT GROSS INCOME

11.1          Priorities.  If at any time the cash flow from the Property shall not be sufficient to pay the bills and charges which may be incurred with respect to the Property, or if such cash flow is insufficient to pay the combined sum of both bills and charges, Manager shall first be entitled to receive reimbursement for all personnel costs as provided in Section 10.1  above, and thereafter Manager shall consult with Owner in order to determine the priority for payment of all remaining bills and charges.  If cash flow from the Property is insufficient to fully fund Manager's personnel costs, Owner shall promptly advance sufficient funds to the Operating Account to permit reimbursement of Manager as provided in Section 10.1  above.

11.2          Statement of Unpaid Items.  Manager shall promptly submit to Owner a statement of all remaining unpaid bills in order to determine the appropriate action to be taken.

Article 12.  SALE OF A PROPERTY

12.1          Cooperation with Sales Broker.  If Owner executes a listing agreement with a broker (other than Manager) for sale of the Property, Manager shall cooperate with such broker to the end that the respective activities of Manager and broker may be carried on without friction and without interference with Tenants and other occupants of the Property.  Manager will permit the broker to exhibit the Property.  Nothing herein contained shall preclude Manager from being either a cooperating or listing broker in connection with any sale of the Property.

12.2          Cooperation with Owner.  Manager will cooperate with Owner in support of Owner's obligations regarding due diligence of the Property under any purchase and sale agreement and/or the negotiation thereof for the sale of the Property.  Manager shall only act pursuant to written direction from Owner, its representatives, or agents and, notwithstanding any other provision of this Agreement, Owner shall take sole responsibility for compliance with its obligations under any such purchase and sale agreement.  Owner shall provide Manager with the necessary and appropriate guidance and direction with regard to any due diligence efforts related to the Property.

12.3          Inquiries and Offers to Purchase Property.  This is not an exclusive right to sell listing agreement.  Manager shall promptly refer to Owner all inquiries and offers to purchase the Property.  Manager shall not be entitled to and shall not accept any portion of a commission, override, or referral fee associated with the sale of the Property (regardless of whether or not such Party is the procuring cause) from any Person without the prior written agreement of the Owner.

Article 13.  REPRESENTATIONS AND WARRANTIES

13.1          Representations and Warranties.    As a material inducement to Owner to enter into this Agreement Manager represents and warrants, as to itself:

(a)                Manager is duly organized, validly existing and in good standing under the laws of and is qualified to do business in the state where the Property is located.  Manager has all power and authority required to execute, deliver and perform this Agreement;

(b)               Manager is experienced in the business of managing properties similar to the Property or leasing space in properties similar to the Property, as applicable, and in each case, in accordance with the Operational Standard;

(c)                the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Manager;

(d)               this Agreement constitutes a legal, valid and binding agreement Manager enforceable against it in accordance with its terms except as limited by bankruptcy, insolvency, receivership and similar laws of general application;

(e)                during the entire term of this Agreement Manager shall cause all persons performing licensable activities to have and to maintain in full force and effect all licenses which are required by applicable Legal Requirements, and all permits necessary to perform its obligations under this Agreement, and shall pay all taxes, fees, or charges imposed on the business engaged in by Manager hereunder;

(f)                Manager has no real or apparent conflict of interest pertaining to this Agreement.  Manager will not act as a principal for its own account in any transaction involving the sale or lease of all or any portion of the Property by Owner, nor on behalf of any entity in which Manager has a financial or ownership interest, unless full written disclosure is made;

(g)                Manager's status under this Agreement is that of an independent contractor and not as an agent or employee of Owner;

(h)               Manager  is in compliance with all Legal Requirements, including the Orders;

(i)                 on the date hereof and during the term of this Agreement, neither Manager  nor any employees of Manager:

(i)                 is involved in the management or leasing of the Property, as applicable, is listed on the Lists;

(ii)               has been arrested on money laundering or for predicate crimes to money laundering, convicted or pled nolo contendere to charges involving money laundering or predicate crimes to money laundering;

(iii)             has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(iv)             is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(v)               shall transfer or permit the transfer of any interest in Manager or to any Person who is listed on the Lists;

(vi)             shall knowingly enter into contracts on behalf of the Property with any Person who is listed on the Lists or who is engaged in illegal activities; or

(vii)           shall lease space in the Property, or consent to an assignment or sublease of space in the Property, to any Person who is listed on the Lists or who is engaged in illegal activities, and Manager  shall immediately notify Owner if it becomes aware of any Person leasing or attempting to lease space in the Property who is listed on the Lists or who is engaged in illegal activities;

(viii)     if Manager  obtains knowledge that it or any of its Related Parties become listed on the Lists or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Manager shall immediately notify Owner; upon receipt of knowledge of such events, Manager  shall with respect to any employees, immediately remove such employee from employment at or in connection with the Property, and with respect to any other Related Parties, Manager  shall have thirty (30) days (or any shorter period under applicable Legal Requirements) to remove such party from any interest in Manager; and

(ix)       Manager  shall conduct such due diligence as may be reasonably required to comply with its obligations under this Section 13.1(i).  Manager  shall maintain in its files copies of such due diligence, and shall provide a copy of same to Owner upon request.

Article 14.  NOTICES

14.1          Notices.  All notices, demands, consents and reports provided for in this Agreement shall be in writing and shall be given to the Owner or Manager at the address set forth below or at such other address as they individually may specify thereafter in writing:

OWNER:                     c/o ETRE Financial, LLC

44 Wall Street

New York, NY 10005

Attn.: Jesse Stein

(212) 388-6850 ext.2 (tele.)

(646) 349-1980 (fax)

with a copy to:             Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attn.: Jay L. Bernstein, Esq.

(212) 878-8527 (tele.)

(212) 878-8375 (fax)

MANAGER:                JONES LANG LASALLE AMERICAS, INC.

1801 K Street NW, Suite 1000

Washington, CD 20006

Attention:  Meredith Roark

with copies to:             JONES LANG LASALLE AMERICAS, INC.
200 East Randolph Drive
Chicago, IL  60601
Attention:  William T.  Krouch

JONES LANG LASALLE AMERICAS, INC.
200 East Randolph
Chicago, IL  60601
Attention:  General Counsel - Americas

Such notice or other communication may be mailed by United States registered or certified mail, return receipt requested, postage prepaid and may be deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the Post Office.  Such notices, demands, consents and reports may also be delivered by hand, by overnight courier service or by any other method or means permitted by law.  For purposes of this Agreement, notices will be deemed to have been given upon receipt whether given by personal delivery, overnight courier service or the United States mails as provided above.

Article 15.  GENERAL PROVISIONS

15.1          No Assignment.  This Agreement and all rights hereunder shall not be assignable by any Party (except as may be required by any Person holding a first mortgage lien on the Property) and except that, subject to the requirements of any Person holding a first mortgage lien on the Property, Manager  may assign this Agreement to any Related Party of Manager; provided, however, that  such Related Party shall enter into an assumption agreement in form and content reasonably satisfactory to Owner.

15.2          Consents and Approvals.  Owner's consents or approvals may be given only by representatives of Owner from time to time designated in writing by Owner's representatives located at the address provided in or pursuant to Section 15.1.

15.3          Amendments.  Except as otherwise herein provided, any and all amendments, additions or deletions to this Agreement shall be null and void unless approved by each of the parties in writing.

15.4          Headings.  All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

15.5          Complete Agreement.  This Agreement and the Schedules attached hereto and by this reference made a part hereof, constitute the entire agreement between the parties with respect to the activities noted herein and supersedes and takes the place of any and all previous discussions and agreements between the Parties relating to the Property.

15.6          Survival.  The provisions of Articles 2, 7, 8, 9, 10, 11  and Sections 4.2, 4.5, 4.7  (as to amounts received by Manager after the expiration or termination of this Agreement), 5.2(b), 5.2(c), 5.4, 6.1  , 6.2  (as to notices received after the expiration or earlier termination of this Agreement), 6.6, 7.2  (with respect to accounting matters prior to the expiration or earlier termination of this Agreement), 7.3  (with respect to accounting matters prior to the expiration or earlier termination of this Agreement), 15.6, 15.9    (but only for two (2) years after the expiration or earlier termination of this Agreement), 15.11, 15.12  (but only for one (1) year after the expiration or earlier termination of this Agreement), 15.13, and 15.14  of this Agreement shall survive the expiration or termination of the term of this Agreement.

15.7          Payments.  All fees, commissions, and reimbursable expenses of Manager shall be due and payable by Owner to Manager as provided in this Agreement without further requirement for any notice or demand therefor.  Any other payment due from one party to the other under this Agreement shall be due and payable ten (10) days following demand therefor.  All delinquent payments hereunder shall earn interest at the rate of one and one-half percent (1-1/2%) per month  from the date due until paid.

15.8          No Third-Party Beneficiaries.  Neither this Agreement nor any part thereof nor any service, relationship, or other matter alluded to herein shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankruptcy or insolvent estate of either party, or to the creditors or claimants of such an estate.  Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that insolvency or bankruptcy of any Party shall at the option of any other Party void all rights of such insolvent or bankrupt party hereunder (or so many of such rights as the other party shall elect to void).

15.9          Confidentiality.

(a)                As used herein, the term "Confidential Information" means any information which is acquired by Manager and/or their Related Parties in carrying out its duties under this Agreement and which had not become part of the body of public information prior to its disclosure in violation of this Section 15.9, including without limitation information regarding the Property or any litigation pertaining thereto; provided, however, that, Confidential Information shall not include information which (i) is already in Manager's possession prior to its being furnished to Manager by or on behalf of Owner, provided  that  such information has been lawfully received by Manager, (ii) is or becomes generally available to the public other than as a result of a disclosure by Manager, its representatives or Related Parties, (iii) is independently developed by Manager, its representatives or Related Parties, or (iv) becomes available to Manager on a non-confidential basis from a source other than Owner, its representatives or Related Parties, provided  that  such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Owner or another Person.  Manager shall not disclose or permit the disclosure of any Confidential Information to anyone other than Owner, Owner's representative, Owner's counsel, or to Persons designated by Owner's counsel, except as reasonably required to carry out its duties under this Agreement.  Manager shall not disclose information regarding the terms of any pending or existing lease transaction or any other Property information without the prior written approval of Owner.  Manager shall execute and deliver to Owner any document requested by Owner evidencing or otherwise concerning Manager's agreement to comply with the terms of this Section 15.9  or any other agreement binding on Owner with respect to Confidential Information.  Manager shall immediately notify Owner of any court order or subpoena requiring disclosure of Confidential Information, shall cooperate with Owner's counsel in the appeal or challenge of any such order or subpoena, and shall not disclose any Confidential Information pursuant to such court order or subpoena until Owner has exhausted any lawful and timely appeal or challenge that Owner elects to file or make.  Owner shall be responsible for such Manager's reasonable fees and expenses related to the appeal or challenge of any such order or subpoena.  All original documents shall be retained by Owner.

(b)               Upon termination of this Agreement, all information in the possession of Manager relating to the Property shall be returned to Owner; provided, however, that  Manager may retain copies of any information which Manager reasonably considers necessary for Manager's confidential business records.  Manager shall take reasonable measures to avoid any unintentional or inadvertent disclosure of any Confidential Information to any unauthorized Person by its employees, agents, or attorneys.  Manager  shall not use any Confidential Information for its own gain.  The provisions of this Section 15.9  shall not preclude Manager from disclosing Confidential Information relating to the Property to third parties as reasonably required to carry out the duties of Manager under this Agreement, so long as Manager  obtains from any such Persons an agreement that imposes the same obligations upon such Persons with respect to Confidential Information as were imposed upon Manager under this Section 15.9.

15.10      Press Releases.  Any press releases, publicity statements or promotional materials regarding the engagement of Manager hereunder shall be approved by each of the Parties in their sole discretion and shall be issued solely by Manager on behalf of all of the Parties.  Manager  shall bear the expense of the preparation, distribution and dissemination thereof and such expenses shall not be an expense of the Property.

15.11      Attorney's Fees; JURY WAIVER.  If either party shall institute any action or proceeding against the other relating to the provisions of this Agreement, the unsuccessful party in the action or proceeding shall reimburse the prevailing party for all reasonable expenses and attorneys' fees and disbursements.  THE PARTIES HEREBY WAIVE TRIAL BY JURY.

15.12      Non-Solicitation.  Owner agrees not to, directly or indirectly, hire or engage, or arrange for or attempt to arrange for or persuade any other person to hire or engage, any employee of Manager while such employee is employed by Manager and for a period of one year after the termination of such person's employment by Manager; including without limitation engaging such Manager employee or former employee as an independent contractor or as an employee of any person other than Manager or any affiliate of Manager.  In addition to all other remedies available to Manager for breach of this provision, Owner agrees to pay Manager, as liquidated damages and not as a penalty, the sum of $100,000 for each employee hired directly or indirectly by Owner or any other person in violation of this Section 15.12.

15.13      Limited Liability.  Each party's liability hereunder shall be limited to its assets; and no partner, director, officer, agent, servant, employee, representative or affiliate of either party shall have any personal liability in connection with this Agreement.  Neither party shall be liable to the other for, and each party hereby waives any and all rights to claim against the other party, any special, indirect, incidental, consequential, punitive or exemplary damages in connection with this Agreement, including, but not limited to, lost revenue or profits, even if a party has knowledge of the possibility of such damages; and, excluding Manager's indemnification obligations as set forth above, in no event shall Manager's liability to Owner hereunder exceed the greater of (i) the aggregate fees paid to it by Owner during the previous eighteen (18) months, and (ii) $1,000,000.

15.14      Force Majeure.  Owner and Manager shall not have any liability hereunder in the event that Owner or Manager is unable to fulfill, or is delayed in fulfilling, any of its obligations hereunder by reason of fire or other casualty, act of God, war, riot or other civil commotion, strike, lock-out or other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency, or shortages of fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, which is beyond the control of Owner or Manager, as the case may be ("Force Majeure"); provided, however, that  the financial inability of Owner or Manager, as the case may be to perform its obligations hereunder shall in no event be deemed to constitute Force Majeure, irrespective of the cause of such financial inability, and provided further, that the party prevented or delayed from acting due to a Force Majeure event shall continue its obligations hereunder as soon as commercially reasonable following the Force Majeure event.

15.15      Governing Law.  This Agreement shall be governed by, and construed under, the laws of the District.

15.16      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of which shall constitute but one and the same Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF the parties hereto have executed this Agreement the date and year first above written.

OWNER:

ETRE PROPERTY A-1, LLC,

a Delaware limited liability company

By:
Name:
Title:

MANAGER:

JONES LANG LASALLE AMERICAS, INC.,

a Maryland corporation

By:
Name
Title:

By:

Name:

Title:    Broker of Record for Washington, D.C.

SCHEDULE A

LEGAL DESCRIPTION

All that certain lot or parcel of land situated, lying and being in the City of Washington, District of Columbia and being more particularly described as follows:

Part of Lots Eleven (11) and Twelve (12) in A. Jardin and George H. Williams' subdivision of Square One Hundred Fifty-nine (159), as per plat recorded in Liber W.B.M. at folio 21 in the Office of the Surveyor for the District of Columbia; also Lots Forty-nine (49) and Fifty (50) in Mariana V. Lothrop's subdivision of lots in Square 159, as per plat recorded in Liber 12 at folio 173 of said Surveyor's Office Records, all of said parcel being more particularly described as follows:

Beginning at the Southwesterly corner of Lot 12, being the intersection of the Northerly line of Rhode Island Avenue with the Easterly line of Connecticut Avenue, thence Northwesterly with the line of Connecticut Avenue, a distance of 87.22 feet; thence Easterly and parallel with the line of Rhode Island Avenue, a distance of 80.80 feet to the Westerly line of Lot 50; thence Northerly with said Westerly line of Lot 50 a measured distance of 22.03 feet to the Northwest corner of said Lot; thence Easterly with the Northerly lines of Lots 50 and 49, being also partly along the Southerly line of an alley (closed), a distance of 100.00 feet to the Westerly line of an 18-foot public alley; thence Southeasterly along the Westerly line of said alley, a distance of 109.21 feet to the Northerly line of Rhode Island Avenue, being also the Southeasterly corner of Lot 49; thence Westerly along the Northerly line of Rhode Island Avenue, a distance of 180.00 feet to the Southwesterly corner of Lot 12 and the place of beginning.

Note: Said land is now known for assessment and taxation purposes as Lot 855 in Square 159.

SCHEDULE B

PROPERTY PERSONNEL

SCHEDULE C

PROPERTY AGREEMENTS

SCHEDULE D

OWNER START UP INFORMATION

SCHEDULE E

COMPENSATION

SCHEDULE F

FORM OF LEASE